UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported):

February 14, 2012

MAXWELL TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-15477	95-2390133
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5271 Viewridge Court, Suite 100

San Diego, California 92123

(Addresses of principal executive offices, including zip code)

(858) 503-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Items

On February 14, 2012, the California Superior Court for the County of San Diego granted preliminary approval of the settlement of the consolidated derivative action, Loizides v. Schramm et al., Lead Case No. 37-2010-00097953-CU-BT-CTL, which asserts claims against certain current and former directors and officers of Maxwell Technologies, Inc. (the “Company”). Under the terms of the proposed settlement, the Company will implement certain corporate governance enhancements primarily related to anti-corruption compliance and a fee will be paid in the amount of $3.0 million to plaintiffs’ counsels. With respect to the fee, $2.71 million will be paid by the Company’s insurer under its director and officer liability policy and $290,000 will be paid by the Company. The Court set a further hearing, currently scheduled for April 12, 2012, to consider final approval of the settlement. If the Court grants final approval of the settlement agreement, then the derivative litigation will be dismissed with prejudice.

Additional information and details concerning the settlement are contained in the form of Stipulation of Settlement attached as Exhibit 99.1 to this Form 8-K, which is incorporated herein by reference.

Exhibit 99.2 contains the Notice of Proposed Settlement (the “Notice”).

The Stipulation and the Notice will also be posted and available for viewing on the Investors’ portal of the Company’s website (http://investors.maxwell.com) within five (5) days after the date of the court’s preliminary approval of the settlement and notice. Shareholders should read the Stipulation and the Notice for more information.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

99.1	Stipulation of Settlement

99.2	Notice of Proposed Settlement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXWELL TECHNOLOGIES, INC.

/s/ Kevin S. Royal
Kevin S. Royal
Chief Financial Officer

Date: February 15, 2012